Exhibit (k)

Equitable Financial Life Insurance Company of America

8501 IBM Drive, Suite 150

Charlotte, NC 28262-4333

Alfred Ayensu-Ghartey

Vice President and

Associate General Counsel

(212) 314-2777

Alfred.Ayensu-Ghartey@equitable.com

LAW DEPARTMENT

April 24, 2025

Equitable Financial Life Insurance Company of America

8501 IBM Drive, Suite 150

Charlotte, NC 28262-4333

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company of America (“Equitable America”) and Equitable America Variable Account L (“Variable Account L”) of the Form N-6 Registration Statement of Equitable America and Variable Account L under the Securities Act of 1933 (File No. 333-56969) and of the Registration Statement of Variable Account L under the Investment Company Act of 1940 (“1940 Act”) included in the same Form N-6. The Registration Statement covers an indefinite number of units of interest (“Units”) in Variable Account L.

The Units are purchased with contributions received under individual variable life insurance policies (the “Policies”). As described in the prospectus included in the Form N-6 Registration Statement, the Policies are designed to provide life insurance coverage on the named insured.

I have examined such corporate records of Equitable America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Policies and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2. Variable Account L was duly established pursuant to the provisions of Arizona Insurance Law.

3. The assets of Variable Account L are owned by Equitable America; Equitable America is not a trustee with respect thereto. Under Arizona law, the income, gains and losses, whether or not realized, from assets allocated to Variable Account L must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable America.

4. The Policies provide that the portion of the assets of Variable Account L equal to the reserves and other policy liabilities with respect to Variable Account L shall not be chargeable with liabilities arising out of any other business Equitable America may conduct and that Equitable America reserves the right to transfer assets of Variable Account L in excess of such reserves and policy liabilities to the general account of Equitable America.

5. The Policies (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of Equitable America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey